Exhibit 99.1

                     ANSYS Announces 2-for-1 Stock Split

    SOUTHPOINTE, Pa., Aug. 5 /PRNewswire-FirstCall/ -- ANSYS, Inc.
(Nasdaq: ANSS), the global innovator of simulation software and technologies designed to optimize product development processes, announced today that its Board of Directors has approved a 2-for-1 stock split of the Company's common shares. The stock split will be in the form of a stock dividend to be distributed on October 4, 2004 to holders of record at the close of business on September 3, 2004. Stockholders of record will be issued one additional share of common stock for every share of common stock held. ANSYS currently has approximately 15.5 million shares of common stock issued and outstanding. The number will increase to approximately 31.0 million shares as a result of the stock split.

    Jim Cashman, ANSYS President and CEO, stated, "The stock split demonstrates the Board of Directors' and management's confidence in the Company's strong fundamentals and the long-term opportunities that lie ahead. In addition, the split is intended to further improve our liquidity and to make our shares more accessible to institutions and individual stockholders."

    About ANSYS, Inc.

    ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. ANSYS focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. Headquartered in Canonsburg, Pennsylvania U.S.A. with more than 25 strategic sales locations throughout the world, ANSYS, Inc. employs approximately 550 people and distributes its products through a network of channel partners in 40 countries. Visit http://www.ansys.com for more information.

    Certain statements contained in the press release regarding matters that are not historical facts, including statements regarding our long-term opportunities, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements in this press release are subject to risks and uncertainties.
These include the risk of a general economic downturn in one or more of ANSYS' primary geographic markets, the risk that ANSYS has overestimated the strength of the demand among its customers for its products in an unstable economy, risks of problems arising from customer contract cancellations, uncertainties regarding customer acceptance of new products, the risk that ANSYS' operating results will be adversely affected by possible delays in developing, completing, or shipping new or enhanced products, risks that enhancements to the Company's products may not produce anticipated benefits, uncertainties regarding fluctuations in quarterly results, including uncertainties regarding the timing of orders from significant customers and regional economies, and other factors that are detailed from time to time in reports filed by ANSYS, Inc. with the Securities and Exchange Commission, including ANSYS, Inc.'s 2003 Annual Report and Form 10-K and the most recent quarterly report on Form 10-Q.

SOURCE  ANSYS, Inc.
    -0-                             08/05/2004
    /CONTACT: Lisa M. O'Connor, Treasurer of ANSYS, Inc., +1-724-514-1782, or lisa.oconnor@ansys.com /
    /Web site:  http://www.ansys.com/
    (ANSS)

CO:  ANSYS, INC.
ST:  Pennsylvania
IN:  CPR STW
SU:  STS DIV